Exhibit 12

                             Computation of Ratios

Net Income Per Share                                 =     Net Income/Average Common Shares
                                                            Outstanding

Cash Dividends Per Share                             =     Dividends Paid/Average Common Shares
                                                            Outstanding

Book Value Per Share                                 =     Total Shareholders' Equity/Average
                                                            Common Shares Outstanding

Return on Average Assets                             =     Net Income/Average Assets

Return on Average Shareholders'                      =     Net Income/Average Shareholders'
 Equity                                                     Equity

Net Interest Margin                                  =     Net Interest Income/Average Earning
                                                            Assets

Noninterest Expense to Average                       =     Noninterest Expense/Average Assets
 Assets

Efficiency Ratio                                     =     Noninterest Expense/(Net Interest Income
                                                            Plus Noninterest Income)

Average Loans to Deposits                            =     Average Net Loans/Average Deposits
                                                            Outstanding

Dividend Payout                                      =     Dividends Declared/Net Income

Average Shareholders' Equity to                      =     Average Shareholders' Equity/Average
 Average Assets                                             Assets

Tier I Capital Ratio                                 =     Shareholders' Equity--Intangible
                                                            Assets--Securities Mark-to-market
                                                            Capital Reserve (Tier I Capital)/
                                                            Risk Adjusted Assets

Total Capital Ratio                                  =     Tier I Capital Plus Allowance for Loan
                                                            Losses/Risk Adjusted Assets

Tier I Leverage Ratio                                =     Tier I Capital/Average Assets

Net Charge-offs to Average Loans                     =     (Gross Charge-offs Less Recoveries)/
                                                            Average Net Loans

Non-performing Loans to Period End                   =     (Nonaccrual Loans Plus Loans Past Due
 Loans                                                      90 Days or Greater)/Gross Loans Net
                                                            of Unearned Interest)

Non-performing Assets to Period End                  =     (Nonaccrual Loans Plus Loans Past Due
 Assets                                                     90 Days or Greater Plus Other Real
                                                            Estate)/Total Assets

Allowance for Loan Losses to Period                  =     Loan Loss Reserve/(Gross Loans Net
 End Loans                                                  of Unearned Interest

Allowance for Loan Losses to Non-                    =     Loan Loss Reserve/(Nonaccrual Loans Performing
 Loans                                                      Plus Loans Past Due 90 days or Greater)
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